SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                               (Amendment No.   )


Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
   [ ]   Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             COMMUNITY BANCORP.
---------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)


---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


   Payment of Filing Fee (Check the appropriate box):
   [X]   No fee required
   [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         (1) Title of each class of securities to which transaction applies:

               ------------------------------------------------------------
         (2)   Aggregate number of securities to which transaction applies:

               ------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               ------------------------------------------------------------
         (4)   Proposed maximum aggregate value of transaction:

               ------------------------------------------------------------
         (5)   Total fee paid:

               ------------------------------------------------------------
   [ ]   Fee paid previously with preliminary materials.
   [ ]   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)   Amount previously paid:

               ------------------------------------------------------------
         (2)   Form, Schedule or Registration Statement No.:

               ------------------------------------------------------------
         (3)   Filing party:

               ------------------------------------------------------------
         (4)   Date Filed:

               ------------------------------------------------------------


                                                                    April, 2001

Dear Shareholder:

I am pleased to enclose herewith the notice of our annual meeting and accompanying proxy statement, along with our annual report and special commemorative booklet, "The First 150 Years."

Our annual meeting will be held on May 8, 2001, beginning at 5:30 p.m. at the Haskell Opera House in Derby Line. Dinner will be served immediately following the meeting at the Derby Elementary School on Elm Street in Derby Line.

The school has not only agreed to host our shareholders' dinner, but also to provide bus transportation to and from the meeting. Furthermore, the school children will be preparing special historical exhibits in honor of our sesquicentennial celebration.

We hope you will want to take advantage of these opportunities, and you will find attached the schedule of events for the evening.

For those of you who may be coming from out of town, take exit 29 off the interstate, turn left onto Caswell Avenue (which will take you right past the Opera House), turn left again on Main Street, and then take your second right onto Elm Street. The school is about one half mile on your left.

Please execute and return the enclosed proxy and dinner reservation cards.

We look forward to seeing many of our shareholders at this very special occasion.


                                       Sincerely,

                                       COMMUNITY BANCORP.

                                       /s/ Richard C. White

                                       Richard C. White
                                       President & CEO


                            --------------------
                      Community Bancorp. Annual Meeting
                                 May 8, 2001
                             Schedule of events
                            --------------------


4:30       Parking at Derby Elementary School
           Student exhibits open in lobby

5:00       Bus transportation to the Haskell Opera House

5:30       150th Anniversary "Parade of Presidents" and
           Musical medley

6:00       Annual business meeting

6:45       Bus transportation to Derby Elementary
           Student exhibits reopen

7:00       Dinner

7:45       Student entertainment

8:00       Adjourn


                             COMMUNITY BANCORP.
                                 Derby Road
                                   Route 5
                            Derby, Vermont 05829

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 8, 2001

      The Annual Meeting of Shareholders of Community Bancorp. will be held at the Haskell Opera House, Derby Line, Vermont, on Tuesday, May 8, 2001, at 5:30 p.m., for the following purposes:

      1. To elect four directors to serve until the Annual Meeting of Shareholders in 2004;

      2. To ratify the selection of the independent public accounting firm of A.M. Peisch & Company as the Company's external auditor for the fiscal year ending December 31, 2001; and

      3. To transact such other business as may properly be brought before the meeting.

      The close of business on March 13, 2001, has been fixed as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting.

                                       By Order of the Board of Directors,

                                       /s/ Chris Bumps

                                       CHRIS BUMPS
                                       Corporate Secretary

Derby, Vermont
April 5, 2001

      YOUR PROXY IS ENCLOSED. PLEASE FILL IN, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. IT IS IMPORTANT THAT YOU RETURN YOUR COMPLETED PROXY PROMPTLY.


                             COMMUNITY BANCORP.
                                 Derby Road
                                   Route 5
                            Derby, Vermont 05829

                               PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS
                                 May 8, 2001

      This proxy statement is furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors of Community Bancorp. (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 8, 2001, at 5:30 p.m. at the Haskell Opera House in Derby Line, Vermont or at any adjournment or adjournments thereof. The proxy statement and accompanying proxy card are first being sent to shareholders on or about April 5, 2001.

      Proxy cards duly executed and returned by a shareholder will be voted as directed on the card. If no choice is specified, the proxy will be voted
(1) FOR the election of the four nominees set forth in the proxy; and (2) FOR ratification of the selection of A.M. Peisch & Company as the Company's external auditor for 2001. If other matters are voted upon, persons named in the proxy and acting thereunder will vote in accordance with the recommendations of management pursuant to the discretionary authority conferred in the proxy. Any proxy may be revoked by written notice to the Corporate Secretary of the Company before it is voted.

      Only holders of record of the Company's shares of common stock outstanding as of the close of business on March 13, 2001, the record date for the meeting, will be entitled to notice of and to vote at the meeting. As of the record date, there were 3,539,615 shares of the Company's common stock issued and outstanding. Each share is entitled to one vote on all matters presented to the shareholders for vote.

      In order to constitute a quorum, shares of common stock representing a majority of the total voting power of such shares must be present in person or represented by proxy at the annual meeting. In accordance with Vermont law, the Company intends to count as present for purposes of determining the presence or absence of a quorum, shares present in person but not voting and shares for which it has received proxies but with respect to which holders thereof have withheld voting authority or abstained from voting. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted on matters where discretionary voting by the broker is not allowed ("broker non-votes").

      Directors will be elected by a plurality of the votes cast. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Approval of the proposal to ratify the Company's independent accountants, as well as approval of any other matter that may be brought before the meeting, would require that more votes are cast in favor, than are cast against the matter. Abstentions from voting and broker non-votes, if any, are not treated as votes cast and therefore, would have no effect on the vote to ratify the Company's independent accountants or to approve any such other matter.

      All expenses of this solicitation will be paid by the Company. This solicitation of proxies by mail may be followed by a solicitation either in person, or by letter or telephone by officers of the Company or by officers or employees of its wholly-owned subsidiary, Community National Bank (sometimes referred to in this proxy statement as the "Bank"). The Company has requested banks, brokers and other similar agents or fiduciaries to forward proxy materials to beneficial owners of stock and, if requested, will reimburse them for their costs.

                         SHARE OWNERSHIP INFORMATION

      The following table shows the amount of common stock beneficially owned by all directors, nominees for director and executive officers of the Company as a group.

                                                      Amount & Nature of Beneficial
                                                        Ownership of Common Stock
                                             ----------------------------------------------
                                             Sole Voting      Shared Voting
                                             & Investment      & Investment      Percent of
                                                 Power             Power          Class(1)
                                             ----------------------------------------------

All Directors, Nominees & Executive
 Officers as a Group (12 in number)(2)          361,974            63,009          12.01%

-------------------
<F1>  Shareholdings are as of March 13, 2001, except for shares held through the Company's Retirement Savings Plan, which are as of December 31, 2000, the date of the most recent Plan report, and for shares held in an IRA account, which are as of February 23, 2001.
<F2>  Share information for the group includes 53,829 shares held indirectly by three of the members of the group by virtue of their investment in the Community Bancorp. stock fund under the Company's Retirement Savings and Money Purchase Plans.

      In addition, as of March 13, 2001, 231,394 shares (6.54% of the Company's issued and outstanding common stock) were held in fiduciary capacity by the trust department of Community National Bank. It is the Bank's practice not to vote such shares unless instructions are received from the beneficial owner.

      Except as set forth above, the Company is not aware of any individual, group, corporation or other entity owning beneficially more than 5% of the Company's outstanding common stock. The Company has no other authorized class of stock.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and to furnish the Company with copies of all such reports. The Company has reviewed the copies of the Section 16 reports filed by the directors and officers, or written representations from them that no Forms 5 were required to be filed for 2000. Based solely on such review, the Company believes that all Section 16 filing requirements applicable to its officers and directors for 2000 were complied with, except in one instance. In the course of re-titling shares held by Director Duckless and his spouse for estate planning purposes, fractional shares were redeemed which should have been reported at that time. The fractional share redemptions were reported on Mr. Duckless' Form 5 Report for the year ended December 31, 2000.

                                  ARTICLE 1
                            ELECTION OF DIRECTORS

      The Articles of Association and the By-laws of the Company provide for a Board of no fewer than nine and no more than twenty-five directors, to be divided into three classes, as nearly equal in number as possible, each class serving for a period of three years. The Board of Directors presently consists of 10 members and the Board has voted to maintain the number of directors at 10 for the ensuing year. The directors in the class whose term will expire at the 2001 Annual Meeting of Shareholders are Michael H. Dunn, Marcel M. Locke, Stephen P. Marsh and Dale Wells.

      Unless authority is withheld, proxies solicited hereby will be voted in favor of the four nominees, to hold office until the 2004 Annual Meeting of Shareholders or until their successors are elected and qualify. If for any reason not now known by the Company, any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or to fix the number of directors at fewer than ten, as the directors in their discretion may deem advisable.

      The following table sets forth certain information concerning each of the incumbent directors and other nominees:

                                                                               Community Bancorp.
                                                                Director of       Common Stock
                                                                 Community     Beneficially Owned
                                     Principal                    Bancorp.       and Percent of
   Name and Age                      Employment                  Since (1)          Class (2)
-------------------------------------------------------------------------------------------------

Nominees to serve (if elected) until 2004 Annual Meeting:
Michael H. Dunn       Book Dealer                                   1998        67,880 (3)  1.92%
Age 59                Derby, VT

Marcel M. Locke       Proprietor, Parkview Garage                   1986         8,712 (4)   .25%
Age 62                Orleans, VT

Stephen P. Marsh      Vice President, Treasurer and Director,       1998        45,419 (5)  1.28%
Age 53                Community Bancorp.;
                      Executive Vice President, Chief
                      Financial Officer and Director,
                      Community National Bank
                      Derby, VT

Dale Wells            President,                                    1996         4,928       .14%
Age 55                Dale Wells Building Contractor, Inc.
                      St. Johnsbury, VT

Incumbent Directors to serve until 2003 Annual Meeting:
Elwood Duckless       Past President,                               1987       125,263 (6)  3.54%
Age 60                Newport Electric Co.
                      Newport, VT

Rosemary M. Lalime    Principal Broker and Owner                    1985        45,540 (7)  1.29%
Age 54                All Seasons Realty
                      Newport, VT

Anne T. Moore         Principal Real Estate Broker                  1993        40,314 (8)  1.14%
Age 57                Taylor Moore Agency Inc.
                      Derby, VT
                      (insurance and real estate)

Incumbent Directors to serve until 2002 Annual Meeting:
Thomas E. Adams       Owner, NPC Realty, Inc.                       1986        23,961 (9)   .68%
Age 54                Holland, VT

Jacques R. Couture    Dairy Farmer/Maple Producer                   1992         3,713 (10)  .10%
Age 50                Westfield, VT

Richard C. White      President, Chief Executive Officer            1983        65,681 (11) 1.86%
Age 55                and Director, Community Bancorp.
                      and Community National Bank
                      Derby, VT

-------------------
<F1>  Each nominee and incumbent director is also a director of Community
      National Bank. The dates indicated in the table reflect only service on the Board of Directors of the Company and not Community National Bank.
<F2>  Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the shares listed. Shareholdings are as of March 13, 2001, except for (i) shares held by Messrs. Marsh and White indirectly through participation in the Community Bancorp. stock fund under the Company's Retirement Savings and Money Purchase Plans, which are as of December 31, 2000, the date of the most recent Plan report; and
      (ii) shares held in Mr. White's IRA, which are as of February 23, 2001.
<F3>  Includes 7,880 shares held by a Company of which Mr. Dunn is
      President and over which he has sole voting power.
<F4>  Includes 3,856 shares held by Mr. Locke jointly with his wife, as to which voting and investment power is shared.
<F5>  Includes (i) 29,378 shares held by Mr. Marsh jointly with his wife, as to which voting and investment power is shared; and (ii) 15,201 shares indirectly owned by Mr. Marsh by virtue of his participation in the Community Bancorp. stock fund under the Company's Retirement Savings Plan.
<F6>  Includes 21,313 shares held in trust for the benefit of Mrs.
      Duckless. Mr. Duckless has shared voting and investment power over the shares held in trust for Mrs. Duckless.
<F7>  Includes 3,444 shares held by Mrs. Lalime jointly with Charles Brown, as to which voting and investment power is shared.
<F8>  Includes 18,717 shares held in a trust for the benefit of Mrs.
      Moore's husband, as to which Mrs. Moore does not have voting or investment power and disclaims beneficial ownership.
<F9>  Includes 9,975 shares held in an IRA for Mr. Adams' benefit.
<F10> Includes (i) 1,935 shares held by Mr. Couture jointly with his wife, as to which voting and investment power is shared; and (ii) 52 shares held in a custodial account for Mr. Couture's minor child.
<F11> Includes (i) 32,105 shares indirectly owned by Mr. White by virtue of his participation in the Community Bancorp. stock fund under the Company's Retirement Savings Plan; (ii) 1,914 shares held by Mr. White jointly with his wife; (iii) 4,645 shares held in an IRA for Mr. White's benefit. Mr. White has shared voting and investment power over the shares held jointly with his wife; and (iv) 309 shares of Community Bancorp. stock held in the Company's Money Purchase Plan by Mr. White.

Meeting Attendance and Board Committees

      The Company's Board of Directors held four regular meetings and seven special meetings during 2000. Each incumbent director attended at least 75% of the aggregate of all such meetings. In addition, all of the Company's directors serve on the Bank's Board of Directors (which meets monthly) and on various Board committees. Each of the directors attended at least 75% of the scheduled Bank Board and committee meetings.

      The Company's Board of Directors does not have a standing executive committee. Although during 2000 the Board of Directors of the Company did not have standing audit or compensation committees, similar functions were performed by the Bank's Board of Directors or its committees. The Bank's Board of Directors and its audit committee (also known as its Risk Management Committee) review the findings and recommendations of the Bank's independent public accountants, as well as the Bank's internal audit procedures, examinations by regulatory authorities and matters having a material effect on the Bank's financial position. The Bank's audit committee operates pursuant to a general description of its functions contained in the Bank's bylaws, but has not, to date, adopted an audit committee charter. The present members of the Bank's audit committee are Thomas Adams (Chairman), Rosemary Lalime, Elwood Duckless and Jacques Couture. Each of the members of the Bank's audit committee is independent within the meaning of the listing standards of the National Association of Securities Dealers (NASD). During 2000 the Bank's audit committee met four times. A report of the Bank's audit committee is set forth elsewhere in this proxy statement under the caption "AUDIT COMMITTEE REPORT."

      The Company's Board of Directors has approved the appointment of an audit committee of the holding company, to perform the audit-related functions for the Company and its subsidiaries which have been previously performed by the Bank's Risk Management Committee. It is expected that the members of the audit committee will be appointed later this year and will draft and recommend an audit committee charter for adoption by the full Board.

      The functions of the Bank's compensation committee (known as its Human Resources Committee) include reviewing and making recommendations to the Board concerning the compensation of the Bank's officers and employees. The present members of the Bank's Human Resources Committee are Michael Dunn, Marcel Locke, Stephen Marsh, Anne Moore, Dale Wells and Richard White. In addition, the Bank's Human Resources Officer attends meetings of the Committee but is not a member and does not vote on matters considered by the Committee. Mr. White and Mr. Marsh do not vote on matters affecting their own compensation. The Bank's Human Resources Committee met two times during 2000. A report of the Human Resources Committee regarding executive compensation is set forth elsewhere in this proxy statement under the caption "HUMAN RESOURCES COMMITTEE REPORT."

Compensation Committee Interlocks and Insider Participation

      The Company is not aware of the existence of any interlocking relationships between the senior management of the Company and that of any other company.

Transactions with Management

      Some of the incumbent directors, nominees and executive officers of the Company, and some of the corporations and firms with which these individuals are associated, are customers of Community National Bank in the ordinary course of business, or have loans outstanding from the Bank, and it is anticipated that they will continue to be customers of and indebted to the Bank in the future. All such loans were made in the ordinary course of business, do not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Bank transactions with unaffiliated persons, although directors were generally allowed the lowest interest rate given to others on comparable loans.

Directors' Fees and Other Compensation

      Directors of the Company who are not salaried employees of the Bank receive an annual retainer of $4,250 for serving on the Board and a fee of $250 per Board meeting. During 2000, each director of the Company also served as a director of the Bank. Bank directors who are not salaried employees of the Bank receive an annual retainer of $4,125, a fee of $250 per Board meeting and a fee of $250 per committee meeting. In addition to the fees for meetings of the Bank's Board of Directors and its committees, each Bank director attends at least six meetings per year of the Bank's local advisory boards and receives a fee of $250 per meeting, except for Mr. White and Mr. Marsh, who do not receive any fees for such attendance. This fee structure is intended to compensate the Bank's directors for attendance at Board meetings as well as for the time spent by them in activities directly related to their service on the Board for which they receive no additional compensation, including but not limited to attendance at the annual directors' retreat and attendance at educational seminars or programs on pertinent banking topics.

      Directors who have served on the Board of the Company and/or the Bank for at least five years and who are not salaried employees of the Bank are entitled to receive upon retirement from the Board a lump sum payment of $1,000 for each year of Board service. For this purpose, service rendered as a director of the Company and of the Bank is not compensated separately. The retirement benefits under this arrangement represent a general unsecured obligation of the Company and no assets of the Company or the Bank have been segregated to satisfy the Company's obligations under the arrangement.

      From time to time directors perform evaluations of loan collateral for the Bank and are reimbursed for such services at the rate of $25 per hour.

Directors' Deferred Compensation Plan

      Under the terms of the Company's Deferred Compensation Plan for Directors, directors of the Company and/or the Bank may elect to defer current receipt of some or all of their director fees. Deferrals are credited to a cash account which bears interest at the rate in effect for the Bank's three-year certificate of deposit, as adjusted from time to time. Payments are deferred until the participant's retirement, death or disability, or at an earlier or later date elected by the participant. Amounts deferred and accumulated interest represent a general unsecured obligation of the Company and no assets of the Company or the Bank have been segregated to satisfy the Company's obligations under the Plan.

Vote Required

      Election of a nominee for director will require a plurality of the votes cast in the election.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 1.

                           AUDIT COMMITTEE REPORT

      The Board of Directors of the Company does not, at the present time, have an audit committee. The Risk Management Committee (referred to in this Report as the "Audit Committee") of the Company's subsidiary, Community National Bank, performs the functions of an audit committee with respect to both the Bank and the Company. Each of the Bank's ten directors is also a director of the Company.

      The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

      In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to the Company is compatible with the auditor's independence.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Submitted by the Community National Bank Audit Committee

      Thomas Adams, Chair              Elwood Duckless
      Jacques Couture                  Rosemary Lalime

                      HUMAN RESOURCES COMMITTEE REPORT

      The Bank's Human Resources Committee reviews and makes recommendations to the full Board on all compensation and benefits issues relating to the President and Chief Executive Officer ("CEO") and other executives of the Bank. The recommendations relating to the CEO are formulated at the time of Mr. White's annual performance evaluation, which usually occurs in June. Mr. White makes recommendations to the Committee with respect to the compensation of the other executive officers, which are then acted on by the Committee and recommended to the full Board.

      The Committee and Board believe they have designed a compensation package for the executive officers that will attract and retain competent senior management for the Bank and provide for appropriate rewards for both personal and Bank performance.

      To reach these objectives, the Bank provides for a base salary which is reviewed annually in relation to each individual's performance and a cash bonus as a short term incentive, the amount of which depends upon the Bank's performance. (The Bank's Officer Incentive Plan is described elsewhere in this proxy statement.) The Bank does not currently provide for long term incentives, such as stock options or similar benefits.

      In determining appropriate salary levels, the Committee and the Board review not only various individual and corporate performance indicators, but also annual salaries and short term incentives provided by similar companies to their senior officers. As of July, 2000, when Mr. White's annual salary was last adjusted, this data was obtained through salary surveys conducted by Sheehan & Company (Vermont Bankers Association, Northern New England and New England community banks with assets from $100 million to $249 million); Watson Wyatt & Company (national data, community banks with assets from $200 million to $500 million), the Bank Administration Institute (New England community banks with assets of $100 million to $499 million) and the Sheshunoff & Company (national data, community banks with assets from $100 million to $249 million). These surveys were completed in 1999, showing 1999 base salaries and total cash compensation numbers for 1998. 2000 data was unavailable to the Committee as of July, 2000.

      In Mr. White's case, the Board's annual review process includes consideration of his self-evaluation covering certain key elements of his written job description, including strategic planning, establishment and overall implementation of operating policies, management of shareholder and community relations and regulatory matters. The Board also undertakes its own evaluation of Mr. White, reviewing various matters, including leadership, planning and organization abilities, creativity and problem solving, CRA (community reinvestment) and compliance.

      Mr. White's strong performance in each of these areas resulted in the adjustment (effective July 1, 2000) of his annual base salary rate from $126,500 to $137,500, representing a 8.7% increase.

      The table below shows Mr. White's cash compensation (base salary and cash bonus) for 2000 and 1999 in relation to his peers at comparable companies, as indicated in the following surveys of 2000 executive compensation:


      Mr. White
        2000                                    $152,751
        1999                                    $143,394
      William M. Mercer & Company
        Maine-New Hampshire-Vermont             $181,700
        All Northeast                           $176,200
      Sheehan & Company
        New England                             $172,417
      Sheshunoff & Company                      $183,720
      Bank Administration Institute             $190,200
      Watson Wyatt & Company                    $204,900

      Average                                                 $180,847

      The Committee also reviews, and makes recommendations to the full Board relating to, major personnel policies including compensation and benefit programs for other officers and staff. The Committee oversees the administration of the Bank's Officer Incentive Plan and the Company's 401(k) plan, including the investment performance of the trustee.

      The Committee comprises four non-employee directors plus the CEO and the Chief Financial Officer ("CFO"). Neither the CEO nor the CFO participates in recommendations or decisions pertaining to their own salary and benefits although CEO White does participate in recommendations and decisions regarding the CFO's compensation.

Community National Bank Human Resources Committee

      Michael Dunn                     Anne Moore
      Marcel Locke                     Dale Wells
      Stephen Marsh                    Richard White

      Pursuant to the rules and regulations of the Securities and Exchange Commission, neither the foregoing Audit Committee Report, the foregoing Human Resources Committee Report nor the material set forth below under the caption "STOCK PERFORMANCE GRAPH" shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934, nor shall either of such Reports or such other material be deemed to be incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended.

                           STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total shareholder return (stock price appreciation plus reinvested dividends) on the Company's common stock with the cumulative total return of the NASDAQ Composite Index and the NASDAQ Bank Stock Index for the five years ended December 31, 2000. Both indices are unmanaged indices maintained by NASDAQ.

                  Comparative Five-Year Stock Performance*

                       Community      Nasdaq       Nasdaq
                       Bancorp.      Composite     Banks
                       ---------     ---------     ------

December 1995           100           100          100
March 1996               99.93        104.68       106.84
June 1996               106.68        112.63       118.02
September 1996          112.26        116.61       129.5
December 1996           117.26        122.71       144.11
March 1997              127.21        116.12       139.92
June 1997               133.17        140.7        159.39
September 1997          142.41        161.86       193.62
December 1997           159.18        149.25       173.97
March 1998              195.42        168.28       209.79
June 1998               188.15        180.09       232.46
September 1998          200.86        153.24       222.5
December 1998           173.84        208.4        317.99
March 1999              198.24        233.94       307.55
June 1999               193.82        255.3        328.07
September 1999          164.56        261.01       295.72
December 1999           157.89        386.77       297.15
March 2000              150.2         423.7        268.91
June 2000               161.9         376.96       263.08
September 2000          173.64        349.08       312.56
December 2000           189.04        234.81       340.75

*     Cumulative total return assumes reinvestment of dividends

Assumes $100 invested at the close of trading day preceding the first day of the fifth preceding fiscal year in Community Bancorp. common stock, NASDAQ Composite, and NASDAQ Banks.

                             EXECUTIVE OFFICERS

      The following table sets forth certain information regarding the executive officers of the Company.

                              Position(s) with the Company and Subsidiaries
    Name and Age                 and Occupation for the Past Five Years
-----------------------------------------------------------------------------

Richard C. White, 55       President, Chief Executive Officer and Director,
                           Community Bancorp. and Community National Bank

Stephen P. Marsh, 53       Vice President, Treasurer and Director,
                           Community Bancorp.; and Executive Vice President,
                           CFO and Director, Community National Bank

Rosemary M. Rowe, 59       Vice President, Community Bancorp.; and Senior
                           Vice President, Community National Bank

Alan A. Wing, 56           Vice President, Community Bancorp.; and Senior
                           Vice President, Community National Bank

                           EXECUTIVE COMPENSATION

      The officers of the Company did not receive any compensation for services rendered to the Company in 2000, but did receive compensation for services rendered in their capacities as officers of the Bank.

      The following table shows annual compensation for services rendered in all capacities to the Company and its subsidiary during each of the preceding three years paid to each executive officer of the Company whose total salary and bonus in 2000 exceeded $100,000.

                         Summary Compensation Table
                             Annual Compensation

                  Name and
                  Principal                                                              All Other
                  Position                        Year      Salary(1)     Bonus(2)    Compensation(3)
-----------------------------------------------------------------------------------------------------

Richard C. White,                                 2000      $133,870      $18,881         $22,456
 President, CEO & Director of the Company         1999       125,659       17,735          23,876
 and the Bank                                     1998       122,266       11,831          23,396

Stephen P. Marsh,                                 2000        86,107       15,105          20,272
 Vice President, Treasurer & Director of the      1999        80,283       14,188          18,920
 Company; Executive Vice President, CFO           1998        78,558        9,465          17,670
 & Director of the Bank

-------------------
<F1>  Includes voluntary salary deferrals pursuant to the Company's
      Retirement Savings (401(k)) Plan, as follows: (i) for Mr. White, 2000, $7,544; 1999, $7,124; and 1998, $6,604; and (ii) for Mr. Marsh,
      2000, $5,030; 1999, $4,997; and 1998, $4,336.
<F2>  All bonuses were paid under the Bank's Officer Incentive Plan
      (described below) in the year indicated, for services rendered in the prior year. Bonuses for services rendered in 2000 will be calculated and paid in the second quarter of 2001.
<F3>  Includes the following for Mr. White: (i) discretionary contributions made by the Company for Mr. White's account under the Company's Retirement Savings Plan, described below, as follows: 2000, $9,977; 1999, $11,192; and 1998, $20,094; (ii) matching employer contributions made under the Retirement Savings Plan for his account, as follows: 2000, $3,772; 1999, $3,562; and 1998, $3,302; and (iii)
      contributions made under the Company's Money Purchase Plan, adopted in 1999, as follows: 2000, $8,707; and 1999, $8,122. Includes the following for Mr. Marsh (i) discretionary contributions made by the Company for Mr. Marsh's account under the Company's Retirement Savings Plan, described below, as follows: 2000, $11,988; 1999, $11,218; and 1998, $15,502; (ii) matching employer contributions made under the Retirement Savings Plan for his account, as follows: 2000, $2,515; 1999, $2,348; and 1998, $2,168; and (iii) contributions made under the Company's Money Purchase Plan, adopted in 1999, as follows:
      2000, $5,769; and 1999, $5,354.

      Except for the use of vehicles owned by the Bank by certain officers, no director or executive officer received any special personal benefits during 2000. In policy and practice, the Bank does not provide special personal benefits to directors or officers.

Retirement Savings Plan

      Employees who are age 21 or over and who have completed at least one year of service (as defined in the plan) are eligible to participate in the Community Bancorp. and Designated Subsidiaries' Retirement Savings Plan (the "Plan"). The Plan contains features of a so-called 401(k) plan which permit participants to make voluntary compensation deferrals on a tax-deferred basis of up to 15% of their pre-tax compensation. For 2001 the Plan limits the maximum annual deferral to $10,500 per participant. This maximum is adjusted annually for inflation by the Internal Revenue Service. The Company will make a discretionary matching contribution to the account of participants equal to a percentage of the amount deferred. The matching contribution percentage is established from time to time by the Company in its sole discretion. The matching contribution percentage for 2001 has been set at 50% of the amount deferred for deferrals of up to 5% of compensation. Deferrals in excess of 5% of compensation are not matched by the Company.

      Participants are at all times fully vested in any rollover contributions from other plans and in their own compensation deferrals. Vesting in any discretionary employer contribution and in any matching employer contribution begins after three years of service, with full vesting upon seven years of service. Participants may direct the investment of their Plan account among several funds maintained by the Plan trustee, including a Community Bancorp. stock fund. Distribution of Plan accounts is generally deferred until the participant's death, disability or retirement, except in cases of financial hardship (as defined in the Plan). Benefits are subject to income tax upon distribution and certain early withdrawals may be subject to an additional 10% penalty tax. Distribution of Plan benefits may be in the form of an annuity, a lump sum in cash, or in certain circumstances, common stock of the Company.

      In addition to voluntary compensation deferrals and matching employer contributions, the Company in 2000 made an annual profit sharing contribution of 1% of compensation for the account of employees who do not meet the age and service requirements for participation in the 401(k) features of the plan. The Company also makes an annual discretionary profit sharing contribution for the account of executive officers equal to a percentage, established annually, of such officers' compensation. The amount of the contribution made to Mr. White's and Mr. Marsh's account is disclosed in the footnotes to the summary compensation table set forth above.

Money Purchase Plan

      During 1999 the Board of Directors adopted a Money Purchase Plan for eligible employees. Eligibility requirements for participation in the plan are the same as described above for the Retirement Savings Plan. The Company makes an annual money purchase plan contribution equal to 5.7% of the participants' annual compensation. Participants may direct the investment of their plan accounts among the same investment choices as are available under the Retirement Savings Plan. Vesting in the employer contribution begins after three years of service, with full vesting upon seven years of service. Distribution of benefits is generally deferred until the participant's death, disability or retirement, except in cases of financial hardship. Benefits are subject to income tax upon distribution and certain early withdrawals may be subject to a 10% penalty tax.

Officer Incentive Plan

      The Bank maintains an Officer Incentive Plan (the "Plan") for its executive officers and vice presidents. Each executive officer or vice president having at least one year of service is eligible to participate in the Plan. Under the Plan, two separate incentive pools are established, one for the four executive officers and another for all vice presidents. The incentive bonus pool for executive officers is determined by the Bank's annual rating issued by IDC Financial Publishing, Inc., an industry-wide recognized ranking service.

                                              Percent of

      IDC Rating                          After-Tax Earnings
      ------------------------------------------------------

      Below Average                             0
      Average                                   1.00%
      Excellent                                 2.75%
      Superior                                  4.50%
      Top 3 in State and Superior               6.00%

      The results determined under the formula in the above table determines the amount of the incentive pool for the Bank's executive officers. The pool is divided into units and these units are distributed to the four executive officers. The applicable percentages of after-tax earnings and the allocation of the incentive units among the executive officers are determined by the Human Resources Committee of the Bank's Board of Directors, subject to the approval of the full Board.

      Because the amount of the incentive pool for executive officers depends on the Bank's annual rating by IDC Financial Publishing, Inc., which is not issued until the second quarter of the following year, 2000 bonus information for such officers was not yet available as of the date of preparation of this proxy statement.

      The incentive pools for Vice Presidents are determined by the following schedule:

      After-Tax Return
      on Average Assets                       Percent of Salary
      ---------------------------------------------------------

      less than 1.00%                           0
      1.00% to 1.49%                            8% of salary
      1.50% and over                           10% of salary

      Several Vice Presidents are eligible to receive individual incentive awards based upon the attainment of specific performance goals. These individual incentives are in lieu of incentive payments under the Officer Incentive Plan and may exceed the amount of the bonuses otherwise payable under such Plan. Vice Presidents who do not meet the individual performance incentives remain eligible to receive an incentive payout under the above Plan formula.

      Distributions under the Plan to Vice Presidents (other than executive officers) are ordinarily payable in January for services rendered during the preceding fiscal year.

      Although the Board of Directors of the Bank presently intends to maintain an officer incentive plan, it may revise or replace the Plan at any time with a new one. As a matter of policy, the Board views incentive compensation as an important component of officer compensation since it appropriately links the Bank's performance with the compensation of those employees in the best position to contribute significantly to the Bank's profitability.

Supplemental Retirement Plan

      The Board of Directors has adopted a Supplemental Retirement Plan for Mr. White and the other executive officers of the Bank to replace estimated benefits lost as a result of the previous termination of the Bank's defined benefit pension plan. The plan is intended to provide an annual benefit at retirement approximating 75% of the average annual bonus received by the officer. It is estimated that this benefit, combined with the projected benefits under the Bank's 401(k) plan, will be approximately equal to the benefit that would have been provided to the executive officers under the terminated defined benefit pension plan. Benefit payments will be funded by annual contributions to a rabbi trust.

                                  ARTICLE 2

        RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed the firm of A.M. Peisch & Company to continue as independent public accountants for the Company for the fiscal year ending December 31, 2001, subject to ratification of the appointment by the Company's shareholders. A.M. Peisch & Company were first appointed as independent public accountants of the Company for the 1985 fiscal year. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of A.M. Peisch & Company as the Company's independent certified public accountants for the fiscal year ending December 31, 2001. No determination has been made as to what action the Board of Directors will take if the shareholders do not ratify the appointment.

      A representative of A.M. Peisch & Company will be present at the Annual Meeting. He will be given an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

Audit Fees

      The aggregate amount of the fees billed by A.M. Peisch & Company for its audit of our annual financial statements for 2000 and for its reviews of our unaudited interim financial statements included in reports filed by us under the Exchange Act during that year was $57,880.

Financial Information Systems Design and Implementation

      During 2000, we did not pay any fees to A.M. Peisch & Company for financial information systems design and implementation services.

All Other Fees

      The aggregate amount of fees billed by A.M. Peisch & Company for all other services rendered by A.M. Peisch & Company to us during 2000 was $15,985. These fees were primarily for services relating to tax consultation and tax return preparation.

      In evaluating whether to appoint A.M. Peisch & Company to perform the audit of the Company's financial statements for the year ending December 31, 2001, the Board of Directors and the Risk Management Committee considered whether the provision of non-audit services by A.M. Peisch & Company in 2000 was compatible with their independence from the Company.

Vote Required

      Ratification of the selection of the Company's independent accountants for the ensuing year will require that more votes be cast "for" than "against" the proposal.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 2.

                                ANNUAL REPORT

      The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2000, including consolidated financial statements and the report of A.M. Peisch & Company thereon, accompanies this proxy statement.

                            SHAREHOLDER PROPOSALS

      Under the rules and regulations of the Securities and Exchange Commission, the Company will be permitted to use its discretionary authority conferred in the proxy card for the annual meeting to vote on a shareholder proposal or director nominee even if the proposal or nominee has not been discussed in the Company's proxy statement, unless the shareholder-proponent has given timely notice to the Company of his or her intention to present the proposal or nominee for vote at the meeting. Assuming timely notice has been given, the proxies will only be voted on the matter pursuant to the grant of discretionary authority if the Company has described the proposal in the proxy statement and indicated how the persons named as proxies intend to vote on the matter. In order to be considered timely for consideration at the 2002 annual meeting, the shareholder-proponent must furnish written notice to the Company of the proposal or nominee no later than February 20, 2002.

      If a shareholder seeks to have his or her proposal included in the Company's proxy materials for the 2002 annual meeting, the notification deadline is earlier than noted in the preceding paragraph. In order to be included in the proxy material for the 2002 annual meeting, shareholder proposals must be submitted in writing to the Secretary of the Company not later than December 7, 2001, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors of the Company, subject to such rules and regulations.

                                OTHER MATTERS

      As of the date of this proxy statement, the Board of Directors knows of no business that may come before the 2001 Annual Meeting except as set forth above. If any other matters should properly come before the meeting, it is expected that proxies will be voted on such matters in accordance with the recommendations of management.

PROXY                         COMMUNITY BANCORP.
                  Proxy for Annual Meeting of Shareholders
                                 May 8, 2001

The undersigned hereby appoints Robert Darby, Leonard Lippens and Roger Whitcomb, or any one or more of them, attorney with full power of substitution in each, to vote all of the common stock of Community Bancorp. that the undersigned is (are) entitled to vote at the Annual Meeting of Shareholders to be held at the Haskell Opera House, Derby Line, Vermont, on Tuesday, May 8, 2001 at 5:30 p.m. and at any adjournment thereof.

1.    ELECTION OF FOUR DIRECTORS (Class expiring in 2004)

      [ ] FOR ALL NOMINEES LISTED BELOW    [ ] WITHHOLD AUTHORITY to vote
          (except as marked to the             for all nominees listed below
          contrary)

To serve until the Annual Meeting in 2004: MICHAEL H. DUNN, MARCEL M. LOCKE, STEPHEN P. MARSH and DALE WELLS.

(INSTRUCTION: To withhold authority to vote for any individual nominee while voting in favor of the others, strike a line through the nominee's name in the list above.)

2. TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTING FIRM OF A.M. PEISCH & COMPANY AS THE COMPANY'S EXTERNAL AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

      [ ]  FOR         [ ]  AGAINST         [ ]  ABSTAIN

In their discretion, to act upon such other business as may properly come before the meeting or any adjournment thereof. If any such business is presented, it is the intention of the proxies to vote the shares represented hereby in accordance with the recommendations of management.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders. If no direction is made, this Proxy will be voted FOR Items 1 and 2.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

                                       Dated: _______________________, 2001


                                       ____________________________________
                                       Signature(s) of Shareholder(s)


                                       ____________________________________
                                       Signature(s) of Shareholder(s)
                                       Please sign exactly as name is
                                       printed on this proxy. When signing
                                       as attorney, executor,
                                       administrator, trustee, guardian, or
                                       in any other representative
                                       capacity, please so indicate. All
                                       joint owners should sign.

NOT A PROXY                   COMMUNITY BANCORP.
                       ANNUAL MEETING OF SHAREHOLDERS
                                 May 8, 2001

                             DINNER RESERVATION

Immediately following the Annual Meeting to be held at the Haskell Opera House in Derby Line, Vermont, on Tuesday, May 8, 2001, at 5:30 p.m., a dinner will be served for all registered shareholders at the Derby Elementary School in Derby Line, Vermont. Please indicate below whether you plan to attend the dinner.

I/We  ____  will  ____  will not attend the dinner. If stock is held
jointly, indicate the number attending the dinner.   [ ]  One    [ ]  Two

If you are voting by proxy, please complete and return this card, along with your fully-executed proxy card, in the enclosed postage paid envelope. You should also complete and return this dinner reservation card in the enclosed postage paid envelope even if you plan to vote your shares in person rather than by proxy.


                                       Dated: _______________________, 2001


                                       ____________________________________
                                       Signature(s) of Shareholder(s)


                                       ____________________________________
                                       Signature(s) of Shareholder(s)